UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 16, 2008
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-26366	23-2812193

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(610) 668-4700
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On June 16, 2008, Robert A. Kuehl commenced employment as the Chief Financial Officer of Royal Bancshares of Pennsylvania, Inc. (the “Company”), and its wholly owned banking subsidiary, Royal Bank America (the “Bank”). Mr. Kuehl, age 60, previously served as a Senior Vice President and Chief Financial Officer of Parke Bancorp since 2006. Prior thereto, Mr. Kuehl served as an independent financial consultant in Philadelphia, Pennsylvania, a Senior Vice President and Chief Financial Officer of Western Ohio Corporation, Springfield, Ohio, and Chief Financial Officer of Superior Financial Corp., Little Rock, Arkansas.
     In connection with his employment, Mr. Kuehl entered into an employment agreement with the Company and the Bank, a copy of which is attached as Exhibit 99.1 (the “Employment Agreement”). The Employment Agreement has an initial term of two years. The Company and the Bank may, in their sole discretion, renew the Employment Agreement for an additional two-year period upon written notice to Mr. Kuehl not less than sixty days prior to expiration of the initial two-year employment period.
     The Employment Agreement provides for an annual base salary of $180,000, which will be adjusted to $190,000 on June 1, 2009. The Employment Agreement provides for an annual discretionary bonus to Mr. Kuehl of at least $35,000, fifty percent of which (i.e., at least $17,500) is tied to attainment of satisfactory qualitative performance reviews and fifty percent of which (i.e., at least $17,500) is tied to achievement of certain predetermined performance benchmarks. The Employment Agreement also provides that Mr. Kuehl will receive a one-time grant of stock options to purchase 5,000 shares of stock and a one-time grant of 1,300 restricted shares, in accordance with the terms of the Company’s long-term incentive plan, which grants will be made on the date other full-time employees receive their grants for 2008. In addition, the Employment Agreement provides Mr. Kuehl with a right to participate in other bonus and employee benefit plans, vacation and other fringe benefits, an automobile allowance, and reimbursement of business-related expenses.
     In the event Mr. Kuehl’s employment is terminated without Cause (as defined in the Employment Agreement) following a Change in Control (as defined in the Employment Agreement) or Mr. Kuehl voluntarily terminates his employment for good reason (as described in the Employment Agreement) following a Change in Control, he becomes entitled to severance benefits under the agreement. In such event, he will receive a lump-sum amount equal to 1.99 times his “Base Amount,” minus applicable taxes and withholdings. For purposes of the Employment Agreement, the term “Base Amount” means the base amount as defined by Section 280G(b)(3) of the Internal revenue Code (the “Code”), which generally includes all compensation for services for five years prior to the year during which the Change in Control occurs divided by five, excluding any compensation resulting from director fees or the granting, vesting, or exercise of any stock options or restricted shares. In the event that Mr. Kuehl is employed for less than five years prior to the year during which the Change in Control occurs, the Base Amount will be determined by reference to the number of years (or partial years annualized) during which he is actually employed. In the event that payments and benefits payable following a Change in Control to or on behalf of Mr. Kuehl, when added to all other amounts and benefits payable to or on behalf of Mr. Kuehl, would result in the imposition of an excise tax on Mr. Kuehl under Section 4999 of the Code, the amounts and benefits payable will be reduced to such extent as may be necessary to avoid the imposition of such tax.
     The Company and the Bank may also terminate Kuehl’s employment without Cause prior to a Change in Control upon 90 days prior written notice. In such event, he will receive (i) any earned and unpaid salary accrued through the effective date of termination, pro rated on a daily basis, (ii) subject to the terms thereof, any benefits which he may be due on the date of termination under the provisions of any employee benefit plan, program or policy, (iii) medical benefit continuation at Mr. Kuehl’s and/or his dependents’ expense as provided by law, and (iv) the amount of any bonus payable to Mr. Kuehl under the terms of Section 4(b) of the Employment Agreement relating performance review and achievement of benchmarks, prorated for the number of days he was actually employed during the applicable year.
     Mr. Kuehl is subject to an agreement not to compete and an agreement not to solicit employees for a period of two years following any termination of Mr. Kuehl’s employment with the Company.
     A copy of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein. The foregoing description of the Employment Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits. The following exhibits are furnished herewith:
10.1	Employment Agreement between Royal Bancshares of Pennsylvania, Inc., Royal Bank America and Robert A. Kuehl.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
Dated: June 20, 2008	/s/ Joseph P. Campbell
Joseph P. Campbell,
Chief Executive Officer and President